(As filed February 9, 2001)

                                                    File No. 70-9455

                              UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C.  20549
           ________________________________________________________

                                 POS-AMC
                     (Post-Effective Amendment No. 4)
                                   to
                                FORM U-1
                        APPLICATION OR DECLARATION

                               UNDER THE
                PUBLIC UTILITY HOLDING COMPANY ACT OF 1935
         _________________________________________________________
                          ALLIANT ENERGY CORPORATION
                         ALLIANT ENERGY RESOURCES, INC.
                          222 West Washington Avenue
                           Madison, Wisconsin 53703
               (Names of companies filing this statement and
                 addresses of principal executive offices)
          _____________________________________________________
                         ALLIANT ENERGY CORPORATION
              (Name of top registered holding company parent)
          _____________________________________________________
               Edward M. Gleason, Vice President - Treasurer
                        and Corporate Secretary
                       Alliant Energy Corporation
                       222 West Washington Avenue
                        Madison, Wisconsin 53703
                  (Name and address of agent for service)
            _______________________________________________________

      The Commission is requested to send copies of all notices, orders and communications in connection with this Application or Declaration to:

Barbara J. Swan, General Counsel		William T. Baker, Jr., Esq.
Alliant Energy Corporation			Thelen Reid & Priest LLP
222 West Washington Avenue	                40 West 57th Street
Madison, Wisconsin 53703			New York, New York 10019

	Post-Effective Amendment No. 2, as filed in this proceeding on September 1, 2000, as amended by Post-Effective Amendment No. 3, filed on January 5, 2001, is hereby further amended as follows:

	1.	Section 1.5 of 	Item 1 -  Description of Proposed Transaction,
is amended and restated in its entirety to read as follows:

      1.5 Release of Jurisdiction. Subsequent to the date of the Financing Order, the Commission issued an order in an unrelated proceeding approving the transfer of proceeds of financing by a financing entity to a registered holding company by dividend, loan or other distribution. See The Southern Company, Holding Co. Act Release No. 27134 (Feb. 9, 2000). In that case, the
Commission held that the upstream transfer of funds to Southern Company by an entity formed exclusively for the purpose of serving as the vehicle by which Southern Company may seek to raise capital would not violate the prohibition in Section 12(a) of the Act on loans or extensions of credit to a registered holding company, even if the transfer is booked as a loan.
Alliant Energy's proposal is in all material respects identical to the proposal approved by the Commission in Southern Company. It is therefore appropriate that the Commission release jurisdiction heretofore reserved over this matter. Any loan of financing proceeds by a Financing Subsidiary to Alliant Energy will be unsecured.

        2. Item 1 - Description of Proposed Transaction, is further amended by adding a new section at the end thereof to read as follows:

	1.7    Capitalization. Alliant Energy will maintain common equity
               --------------
as a percentage of its consolidated capitalization (inclusive of short-term debt) at 30% or above during the Authorization Period. Alliant Energy will also maintain common equity as a percentage of capitalization of each of its operating utility subsidiaries at 30% or above during the Authorization Period.

	3.	The following additional financial statements are hereby
filed as part of Item 6 - Exhibits and Financial Statements:

	(b)	Financial Statements.

        FS-5 Pro Forma Monthly Capitalization of Alliant Energy and consolidated subsidiaries for the year 2001. (Filed pursuant to Rule 104).

        FS-6 Pro Forma Monthly Statement of Cash Flows of Alliant Energy and consolidated subsidiaries for the year 2001. (Filed pursuant to Rule 104).

        FS-7 Consolidated Monthly Balance Sheets and Monthly Income Statements of AER for the years ended December 31, 1999 and December 31, 2000. (Filed pursuant to Rule 104).

        FS-8 Pro Forma Monthly Capitalization of AER and consolidated subsidiaries for the year 2001. (Filed pursuant to Rule 104).

        FS-9 Pro Forma Monthly Statement of Cash Flows of AER and consolidated subsidiaries for the year 2001. (Filed pursuant to Rule 104).

SIGNATURES

	Pursuant to the requirements of the Public Utility Holding Company Act of 1935, as amended, the undersigned companies have duly caused this Post-Effective Amendment filed herein to be signed on their behalf by the undersigned thereunto duly authorized.


					ALLIANT ENERGY CORPORATION
					ALLIANT ENERGY RESOURCES, INC.


					By: /s/	Enrique Bacalao
                                           ---------------------------------
					Name: Enrique Bacalao
					Title:   Assistant Treasurer


Date: 	February 9, 2001